Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter		First Nine Months
	2018	2017	2018	2017
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,737	$1,600	$5,060	$4,781
Intermodal	746	621	2,138	1,785
Coal	464	449	1,364	1,316
Total railway operating revenues	2,947	2,670	8,562	7,882

Railway operating expenses
Compensation and benefits	725	771	2,168	2,249
Purchased services and rents	450	377	1,281	1,146
Fuel	274	198	812	601
Depreciation	276	265	821	788
Materials and other	202	164	599	574

Total railway operating expenses	1,927	1,775	5,681	5,358

Income from railway operations	1,020	895	2,881	2,524

Other income – net	30	39	67	127
Interest expense on debt	142	134	409	416

Income before income taxes	908	800	2,539	2,235

Income taxes
Current	157	189	437	580
Deferred	49	105	138	219
Total income taxes	206	294	575	799

Net income	$702	$506	$1,964	$1,436

Earnings per share - diluted	$2.52	$1.75	$6.95	$4.93

Weighted average shares outstanding - diluted	278.2	289.5	282.6	291.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Third Quarter		First Nine Months
	2018	2017	2018	2017
	($ in millions)

Net income	$702	$506	$1,964	$1,436
Other comprehensive income, before tax:
Pension and other postretirement benefit	8	7	9	21
Other comprehensive income (loss) of
equity investees	—	—	2	(1)
Other comprehensive income, before tax	8	7	11	20

Income tax expense related to items of
other comprehensive income	(2)	(2)	(2)	(8)

Other comprehensive income, net of tax	6	5	9	12

Total comprehensive income	$708	$511	$1,973	$1,448

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2018	2017
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$729	$690
Accounts receivable – net	1,043	955
Materials and supplies	267	222
Other current assets	70	282
Total current assets	2,109	2,149

Investments	3,109	2,981
Properties less accumulated depreciation of $12,276 and
$11,909, respectively	30,712	30,330
Other assets	392	251

Total assets	$36,322	$35,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,394	$1,401
Short-term debt	—	100
Income and other taxes	230	211
Other current liabilities	317	233
Current maturities of long-term debt	500	600
Total current liabilities	2,441	2,545

Long-term debt	10,635	9,136
Other liabilities	1,302	1,347
Deferred income taxes	6,464	6,324

Total liabilities	20,842	19,352

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 272,346,940 and 284,157,187 shares,
respectively, net of treasury shares	274	285
Additional paid-in capital	1,996	2,254
Accumulated other comprehensive loss	(435)	(356)
Retained income	13,645	14,176

Total stockholders’ equity	15,480	16,359

Total liabilities and stockholders’ equity	$36,322	$35,711

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Nine Months
	2018	2017
	($ in millions)
Cash flows from operating activities
Net income	$1,964	$1,436
Reconciliation of net income to net cash provided by operating activities:
Depreciation	822	791
Deferred income taxes	138	219
Gains and losses on properties	(26)	(62)
Changes in assets and liabilities affecting operations:
Accounts receivable	(102)	(59)
Materials and supplies	(45)	12
Other current assets	45	68
Current liabilities other than debt	173	165
Other – net	(85)	(105)

Net cash provided by operating activities	2,884	2,465

Cash flows from investing activities
Property additions	(1,326)	(1,315)
Property sales and other transactions	93	137
Investment purchases	(4)	(4)
Investment sales and other transactions	96	8

Net cash used in investing activities	(1,141)	(1,174)

Cash flows from financing activities
Dividends	(627)	(529)
Common stock transactions	38	75
Purchase and retirement of common stock	(2,300)	(712)
Proceeds from borrowings – net of issuance costs	2,023	293
Debt repayments	(750)	(650)

Net cash used in financing activities	(1,616)	(1,523)

Net increase (decrease) in cash, cash equivalents, and restricted cash	127	(232)

Cash, cash equivalents, and restricted cash
At beginning of year	690	956

At end of period	$817	$724

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$327	$345
Income taxes (net of refunds)	314	594

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Pensions and Other Postretirement Benefits
We adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-07 on January 1, 2018. The retrospective application resulted in the reclassification of $16 million and $48 million of pension and other postretirement benefits from the “Compensation and benefits” line item within “Railway operating expenses” to “Other income – net” on the Consolidated Statements of Income for the third quarter and first nine months of 2017, respectively.

2.     Stock Repurchase Programs
We repurchased and retired 12.8 million shares (5.7 million shares under an accelerated stock repurchase program (ASR) and 7.1 million shares under our ongoing program) and 6.0 million shares of common stock under our stock repurchase programs in the first nine months of 2018 and 2017, respectively, at a cost of $2.1 billion and $712 million, respectively. We entered into an ASR on August 2, 2018 with two third-party financial institutions to repurchase common stock, at which time we made a payment of $1.2 billion to the financial institutions and received an initial delivery of 5.7 million shares valued at $960 million. The remaining balance of $240 million, included in “Additional paid-in capital” on the Consolidated Balance Sheets, will be settled no later than the end of January 2019, with the final number of shares to be delivered by the financial institutions equal to the volume-weighted average price per share of common stock over the ASR term, less a negotiated discount.

Since the beginning of 2006, we have repurchased and retired 181.3 million shares at a total cost of $13.4 billion.

3.     Reclassification of Stranded Tax Effects
In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” This update is intended to reclassify the stranded tax effects resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017 from accumulated other comprehensive income to retained earnings. In the first quarter of 2018, we adopted the provisions of ASU 2018-02 resulting in an increase to “Accumulated other comprehensive loss” of $88 million and a corresponding increase to “Retained income,” with no impact on “Total stockholders’ equity.”

4.     Restricted Cash
The “Cash, cash equivalents, and restricted cash” line item in the Consolidated Statements of Cash Flows includes restricted cash of $88 million at September 30, 2018 which reflects deposits held by a third party bond agent as collateral for certain debt obligations maturing in 2019. The restricted cash balance is included as part of “Other assets” on the Consolidated Balance Sheets.